Exhibit (h)(15)(ii)

FIRST AMENDMENT TO FUND PARTICIPATION AGREEMENT

THIS FIRST AMENDMENT TO FUND PARTICIPATION AGREEMENT (“Amendment”) is by and between Great-West Life & Annuity Insurance Company, First Great-West Life & Annuity Insurance Company (collectively, “Insurer”), GWFS Equities, Inc., Federated Insurance Series (“Investment Company”) and Federated Securities Corp. (“Distributor”).

W I T N E S S E T H:

WHEREAS, Insurer, Investment Company and Distributor are parties to that certain Fund Participation Agreement (the “Agreement”) of even date herewith;

WHEREAS, Insurer, Investment Company and Distributor desire to amend the Agreement subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	The preamble to the Agreement is hereby deleted in its entirety and replaced with the following:

This AGREEMENT is made this 3rd day of March, 2012, by and between Great-West Life & Annuity Insurance Company, a life insurance company domiciled in Colorado, and First Great-West Life & Annuity Insurance Company, a life insurance company domiciled in New York (collectively referred to as the “Insurer”), on their behalf and on behalf of certain segregated asset accounts of the Insurer listed on Exhibit A to this Agreement (the “Separate Accounts”); Federated Insurance Series (the “Investment Company”), a Massachusetts business trust; and Federated Securities Corp. (the “Distributor”), a Pennsylvania corporation.

2.	The following language is added after the word “Insurer” in the last recital:

, through its registered broker-dealer subsidiary, GWFS Equities, Inc.,

3.	The following language is added after the last sentence of Section 2(k):

The Investment Company agrees to hold for the benefit of the Insurer and to pay to the Insurer any amounts lost from larceny, embezzlement or other events covered by the aforesaid bond to the extent such amounts properly belong to the Insurer pursuant to the terms of this Agreement. The Investment Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Insurer in the event that such coverage no longer applies.

4.	The second sentence of Section 2(1) is hereby deleted in its entirety and replaced with the following:

The Insurer agrees to provide the Investment Company each year upon reasonable request by the Investment Company information as to the number of shares purchased by Registered Separate Accounts and Separate Accounts the interests of which are not registered under the 1933 Act.

5.	The last sentence of Section 3(n)(i) is hereby deleted in its entirety and replaced with the following:

In addition, Insurer shall not knowingly permit any customer to invest in any of the Funds if that customer has been identified to Insurer as a “market timer” by the Funds;

6.	Section 3(r)(ii) through Section 3(r)(v) are hereby deleted in their entirety.

7.	The following language is added to the first sentence of Section 5(a) after the word “prospectuses”:

(including summary prospectuses, if applicable)

8.	The first word in Section 6(f) is hereby deleted in its entirety and the following language is added:

Upon request, the

9.	Section 9(c) is deleted in its entirety and replaced with the following:

The Investment Company and the Distributor acknowledge that the Insurer may have the right to substitute shares of other securities for shares of the Funds under certain circumstances. The Insurer agrees not to exercise this right until after at least 60 days’ written notice to the Investment Company and the Distributor. In the event that the Insurer exercises its right to substitute shares of other securities for shares of the Funds, the Insurer shall furnish, or shall cause to be furnished, to the Investment Company and the Distributor, or their designees, any application for an order seeking approval of the substitution or any other written material related to such substitution, including the notice of the substitution to be sent to Variable Contract Owners, if in any such application or notice or other written material, the Investment Company (or any Fund thereof) or its investment adviser or the Distributor is named, at least 15 days prior to the filing or delivery of such application or written material with the SEC or any other regulatory body or entity or to Variable Contract Owners. Further, for the sole purpose of determining the accuracy of information pertaining to the Investment Company, its investment adviser or Distributor, no such application or other written material shall be filed or delivered unless the Investment Company and the Distributor, or the designee of either, approve the material (which such approval will not be unreasonably withheld) or do not respond with comments on the material within 10 days from receipt of the material.

10.	Section 9(d)(ii) is deleted in its entirety and replaced with the following:

If the Agreement is terminated at the option of the Investment Company or the Distributor pursuant to Sections 9(a) (iii), (vi), (vii), (ix), (x) or (xiii) (“for cause”), the Parties acknowledge that Investment Company and Distributor shall not make available additional shares of the Investment Company to any Existing Contracts and the Insurer agrees, promptly after such termination for cause to take all steps reasonably necessary to redeem the investment of the Separate Accounts in the Funds within one year from the date of such termination of the Agreement.

11.	Section 9(e) is deleted in its entirety.

12.	The second sentence of Section 11(j) is hereby deleted in its entirety and replaced with the following:

Distributor may amend Exhibit C from time to time by posting an amended Exhibit C on Distributor’s website and will promptly provide written notification of such posting to Insurer of publication of an amended Exhibit C.

13.	The period after the last sentence of Section (b)(iii) of Exhibit B, Operational Procedures, is hereby deleted in its entirety and replaced with the following language:

; provided, however, that if the delay was due to factors beyond the control of the Insurer and its subsidiaries, the Insurer shall not be liable for any overdraft or any associated bank charges incurred.

14.	A new section (iv) will be added after Section (b)(iii) of Exhibit B, Operational Procedures, and the remainder of the exhibit will be renumbered accordingly. The new section will contain the following language:

(iv) If the dollar amount of the purchase proceeds wired by the Insurer exceeds the amount that should have been transmitted, Investment Company shall use commercially reasonable efforts to have such excess amount returned to the Insurer as soon as possible.

15.	The second sentence of the new Section (b)(v) of Exhibit B, Operational Procedures, is hereby deleted in its entirety and replaced with the following language:

If the Investment Company receives the redemption information by 9:00 a.m. Eastern Time on the Settlement Date, the redemption proceeds shall be wired so as to be received by the Insurer by the close of the Federal Reserve Wire Transfer System on the Settlement Date.

16.	The first sentence in Section (d)(ii)(D) of Exhibit B, Operational Procedures, is hereby deleted in its entirety and replaced with the following language:

If, after taking into account the adjustments required by subparagraph (d)(B), Insurer determines that a Separate Account customer still received excess redemption proceeds (a “Redemption Overage”), Insurer shall use commercially reasonable efforts to collect the balance of such Redemption Overage from such Separate Account.

17.	Unless otherwise specified, capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to them in the Agreement.

18.	All references in the Agreement to the “Agreement” shall be deemed to be references to the Agreement, as amended hereby.

19.	Except as expressly provided herein, the Agreement shall remain in full force and effect without any modification, amendment or change. This Amendment does not relieve any party from any obligations under the Agreement. This Amendment supersedes any prior agreement between the parties relating to the Agreement.

20.	If any term, provision, covenant or condition of this Amendment, or any application hereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants, and conditions of this Amendment, and all applications hereof, not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby, provided that the invalidity, voidness or unenforceability of such term, provision, covenant or condition does not materially impair the ability of the parties hereto to consummate the transactions contemplated hereby.

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21.	This Amendment shall be effective upon the date signed by Distributor.

IN WITNESS WHEREOF, this Amendment has been executed as of the date set forth below by a duly authorized officer of each party.

FEDERATED INSURANCE SERIES		FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By:	/s/ John McGonigle	By:	/s/ Susan Gile
Name:	John McGonigle	Name:	Susan Gile
Title:	VP	Title:	Vice President

FEDERATED SECURITIES CORP.		GWFS EQUITIES, INC.

By:	/s/ Thomas E. Territ	By:	/s/ Mary Maiers
Name:	Thomas E. Territ	Name:	Mary Maiers
Title:	President	Title:	VP Investments

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

		By:	/s/ Ron Laeyendecker
		Name:	Ron Laeyendecker
		Title:	Senior Vice President